EXHIBIT 99

                               NASDAQ SYMBOL: LASE


LASERSIGHT INCORPORATED FOCUSES ON TECHNOLOGY;
SELLS TWO HEALTH SERVICES SUBSIDIARIES

ST. LOUIS, MO (Dec. 31, 1997) -- LaserSight Incorporated (NASDAQ: LASE) has sold two subsidiaries -- MEC Health Care, Inc. and LSI Acquisition, Inc. -- to Vision Twenty-One, Inc. (NASDAQ: EYES) for approximately $13 million, including $6.5 million paid in cash at closing and approximately $6.5 million paid in common stock of Vision Twenty-One.

MEC Health Care, Inc. administers HMO and self-insured vision plans. It was acquired by LaserSight in October 1995. LSI Acquisition, Inc. is a practice management company that manages the ophthalmic business known as the Northern New Jersey Eye Institute. It was established by LaserSight in July 1996. LaserSight's estimated after-tax gain of $1.5 million to $2 million from this transaction is subject to post-closing adjustments.

This transaction improves LaserSight's current liquidity and allows management to focus the company's resources on its leading platform for refractive surgery.

Michael R. Farris, LaserSight's president and chief executive officer, says that LaserSight was founded on state-of-the-art technology, and that it's always been one of the company's cornerstones. He adds that several 1997 achievements make this technology focus a natural step: the expansion of the company's patent portfolio; final development and clinical validation of the company's LSX refractive laser system; and the acquisition and development of the automated disposable keratome (AoDoK).

"These achievements, coupled with the emergence of the refractive surgery industry around LASIK, confirm that our strategic position is on target for 1998," he adds.

A total of $3.5 million from the net proceeds is being repaid to Foothill Capital Corporation on the company's loans. In addition, no financial covenant compliance will be required until the adjusted due date of the loans, which is June 15, 1998.

"We also are exploring options for the use of the balance of the proceeds, such as further reduction in debt, enhancing the capital base of the company or redeeming a portion of the company's Series B Preferred Stock," Farris says. "And the company's continuing to negotiate with potential licensees regarding the patent portfolio the company acquired from International Business Machine earlier this year." LaserSight Incorporated is a technology company that provides quality, innovative solutions for refractive, medical and laser applications, in addition to consulting and education programs for ophthalmologists. The company sells its laser system in more than 30 countries.

Vision  Twenty-One  is an eye care practice  management  company that provides a
wide  range  of  services   to  its   integrated   networks   of   optometrists,
ophthalmologists, ambulatory surgical centers and retail optical centers.

This press release contains forward-looking statements regarding future events and future performance of the company, which involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and the forward-looking statements contained in this press release. Such filings include, without limitation, the company's Form 10-K, Form 10-Q and Form 8-K reports.

                                      # # #
For additional information please contact: Julie Tockman, APR
                                           Director, Corporate Relations
                                           LaserSight Incorporated
                                           (314) 469-3220 Ext. 3060
                                           Visit us on the Internet at www.lase.
                                           com